Exhibit 99.1

Midas Reports 24 Percent Increase in Second Quarter Earnings Per Share
           to $0.21 after Special Charges of $0.04 Per Share


    ITASCA, Ill.--(BUSINESS WIRE)--Aug. 2, 2007--Midas, Inc. (NYSE:
MDS) reported net earnings of $3.0 million--or $0.21 per diluted share--for the second quarter ended June 30, 2007. Second quarter results included business transformation charges of $0.04 per share primarily related to the fee paid to AutoZone for the early termination of its supply agreement and the continuing shop re-imaging program.

    In the second quarter of 2006, Midas' net earnings were $2.6 million--or $0.17 per diluted share. In last year's second quarter, business transformation charges were $0.01 per share for shop re-imaging.

    For the six months of 2007, Midas reported net income of $5.2 million--or $0.35 per diluted share, compared to $6.4 million and $0.41 per diluted share a year ago. The 2006 net income included a $3.4 million gain on asset sales that added $0.13 to earnings per share.

    "For the second consecutive quarter, each component of our business produced a positive operating contribution, including franchising, real estate, company shops, wholesale and the R.O. Writer software business," said Alan D. Feldman, Midas' chairman and chief executive officer.

    "We continue to see improvement in our company shop operation, which produced an operating profit of $0.3 million in the second quarter this year and $0.5 million for the first half, compared to an operating loss of $0.2 million in the first six months of 2006," Feldman said. "Our company shops reported an increase of 2.2 percent in comparable shop sales during the second quarter."

    Midas ended the second quarter with 76 company shops, an increase of 15 during the quarter. The company acquired 11 shops in San Diego, Calif., six in Vancouver, B.C., one in Flemington, N.J., and one in Mt. Pocono, Pa., and re-franchised four shops in Florida.

    "The strong management team and profitable operating platform we have developed for our company shops enable us to acquire shops from franchisees who need to leave the system and to transition the shops to our new full-service operating model before refranchising," Feldman said. "The number of company shops we operate will fluctuate as we continually seek to ensure we have the right operating entity for each location."

    U. S. retail sales remain a challenge

    "We were disappointed in our retail sales in the second quarter, as comparable franchised shop sales in the United States declined by
2.3 percent," Feldman said. "Comparable shop sales gains in the U.S. of approximately seven percent in tires and nearly six percent in oil changes could not offset comparable shop sales declines of 4.5 percent in brakes and nearly 10 percent in exhaust."

    Company operated shops' comparable sales increased by 2.2 percent, the 11th consecutive quarter company shops have outpaced franchised shops.

    In Canada, comparable franchised shop sales increased by 3.1 percent in the second quarter, led by a 1.5 percent increase in brake sales.

    "Our franchise retail sales in the U.S. followed the trends of many other retail businesses in the quarter, starting with a weak
April, improving to flat in May, but down by more than three percent in June," Feldman said.

    Feldman said that Midas has adjusted its marketing message in the U.S. for the third quarter to promote maintenance services in an effort to drive additional traffic.

    "In response to the challenging marketplace, we have moved to a message featuring a lower price point value that reinforces the momentum for our newest services of tires and maintenance," he said.

    Midas said that the new $29.95 Midas Touch Maintenance Package includes oil and filter replacement, tire inspection and rotation and a multi-point vehicle inspection, and is being supported by a new television commercial airing in a heavy schedule through mid-November.

    "With the expected moderation of gasoline prices during the third quarter, we believe consumer confidence will improve and lead to a return of retail customers to Midas who may have been delaying repair and maintenance purchases over the past several months," he said.

Strong operating cash flow continues

Selected Cash Flow Information ($ in millions         YTD       YTD
   Except per share)                                 2007      2006

Cash provided by operating activities before cash
 outlays for business transformation costs and net
 changes in assets and liabilities                    $16.9     $13.0

Cash outlays for business transformation costs         (1.8)     (3.5)

Net changes in assets and liabilities                  (5.1)      2.3
                                                   -------------------
Net cash provided by operating activities             $10.0     $11.8
                                                   -------------------

Net cash provided by operating activities
per diluted share                                     $0.68     $0.75

Capital investments                                   $(1.6)    $(1.5)
Net borrowings (retirements) of long-term debt and
 leases                                                10.4      (5.3)
Cash paid for treasury shares                         (13.7)     (7.6)

    Net cash provided by operating activities before cash outlays for business transformation costs and net changes in assets and liabilities grew to $16.9 million in the first half, up from $13.0 million last year. Cash outlays for business transformation charges were $1.8 million in the first half, primarily for the early termination of the AutoZone agreement and for the retail store image upgrade program. Changes in assets and liabilities used $5.1 million of cash in the first half of 2007, due to the timing of payments. The company expects most of this $5.1 million to reverse in the second half of 2007.

    Results for second quarter, first half

    Sales and revenues for the second quarter and first half were $45.3 million and $87.0 million, respectively, compared to $45.1 million and $87.7 million, respectively, in 2006.

    Franchise royalties and license fees were $15.9 million in the second quarter and $30.6 in the first six months, down from $16.9 million and $32.1 million for the same periods a year ago. The declines are a result of lower U.S. comparable shop retail sales, shop closures and lower fees from international franchising activities. Real estate revenues were $8.9 million in the second quarter and $17.9 million in the first half, down slightly from $9.1 million and $18.2, respectively, in 2006.

    Retail sales at company-owned shops were $10.5 million for the quarter and $20.0 million for the first six months, even with the same periods last year.

    Replacement part sales and product royalties were $8.9 million in the second quarter and $16.3 million in the first half, up from $7.7 million and $15.5 million, respectively, last year. The increase in revenues is the result of the company's purchase of certain Midas-branded parts inventories from AutoZone and simultaneous resale of these parts to NAPA as part of the transition to NAPA as the primary U.S. supply chain partner. That transaction had no impact on operating income.

    Gross profit margin was 62.9 percent for the quarter and 63.3 percent for the first half, compared to 64.1 percent in the second quarter and 63.7 percent in the first half last year. Gross profit margin excluding the AutoZone-NAPA parts transaction was 65.5 percent for the quarter and 64.7 percent for the first half.

    Selling, general and administrative expenses were $20.3 million in the second quarter, down from $22.2 million last year. The decline was the result of a $1.5 million reduction in expenses related to hosting the annual dealers' convention and lower legal expenses, due to the expected recovery of legal fees from the company's insurers. Feldman said that the company continues to tightly control expenses in the face of the challenging retail environment.

    Operating income was $7.2 million for the second quarter and $13.0 million for the first half, compared to $6.3 million and $14.4 million in the same periods a year ago. The 2006 first half amount included a $3.4 million gain from the sale of the company's remaining exhaust assets in the first quarter of 2006.

    Interest expense for the second quarter was $2.3 million and was $4.5 million for the first half, even with 2006.

    Bank debt was $72.5 million at the end of the second quarter, up from $67.0 million at the end of the first quarter. The increase in bank debt was the result of the share repurchase program.

    Midas spent $6.7 million during the second quarter to purchase 296,625 shares of its common stock in a share repurchase program that began in February 2005. In May 2007, Midas' board of directors increased the repurchase plan authorization to $100 million from $50 million. For the period from inception through the end of the second quarter, Midas has acquired 2.4 million shares at a total cost of approximately $50.0 million.

    2007 Outlook

    The company re-affirmed its previous guidance of 2007 full-year revenues of approximately $180 million, but said that operating income will likely be in the lower half of the previously communicated range of $29.5 to $31.5 million, excluding the effects of continuing shop upgrade payments and the AutoZone contract amendment payment. This projected operating income includes $2.2 million in SFAS 123R stock option expenses.

    The company expects full-year interest expense of approximately $9.0 million and capital spending of approximately $4.0 million.

    Midas expects cash flow from operating activities of between $30 and $31 million in 2007--more than $2.00 per share--after providing for changes in working capital and outlays for business transformation costs. Midas intends to use this cash flow to continue to repurchase shares and to fund acquisition opportunities and shop growth.

    Feldman said the company is preparing its response to a suit filed in late June by two Canadian dealers seeking monetary damages for claims that Midas breached its franchise agreement when the company closed its manufacturing and distribution operations.

    "We believe that this case is without merit and, therefore, will be seeking a dismissal of the claims," Feldman said. "We do not expect this matter will have a material negative impact on the company's financial position, cash flow or future results of operations."

    Midas is one of the world's larger providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,600 franchised, licensed and company-owned Midas shops in 18 countries, including more than 1,700 in the United States and Canada.

    FORWARD LOOKING STATEMENTS AND RISK FACTORS

    This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements.

    The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2006 annual report on Form 10-K and subsequent filings.


                             MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)

                              For the quarter     For the six months
                             ended fiscal June     ended fiscal June
                           --------------------- ---------------------
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------
                           (13 weeks) (13 weeks) (26 weeks) (26 weeks)

Sales and revenues:
  Franchise royalties and
   license fees                $15.9      $16.9      $30.6      $32.1
  Real estate revenues           8.9        9.1       17.9       18.2
  Company-operated shop
   retail sales                 10.5       10.5       20.0       20.0
  Replacement part sales
   and product royalties         8.9        7.7       16.3       15.5
  Other                          1.1        0.9        2.2        1.9
                           ---------- ---------- ---------- ----------
      Total sales and
       revenues                 45.3       45.1       87.0       87.7
                           ---------- ---------- ---------- ----------

Cost of sales and revenues:
  Real estate cost of
   revenues                      5.4        5.7       10.9       11.3
  Company-operated shop
   cost of sales                 2.5        2.5        4.8        4.7
  Replacement part cost of
   sales                         7.3        6.1       13.2       12.4
  Warranty expense               1.3        1.6        2.4        2.9
  Other cost of sales            0.3        0.3        0.6        0.5
                           ---------- ---------- ---------- ----------
      Total cost of sales
       and revenues             16.8       16.2       31.9       31.8
                           ---------- ---------- ---------- ----------

      Gross profit              28.5       28.9       55.1       55.9

Selling, general, and
 administrative expenses        20.3       22.2       40.6       44.4
Gain on sale of assets            --         --         --      ( 3.4)
Business transformation
 charges                         1.0        0.4        1.5        0.5
                           ---------- ---------- ---------- ----------

      Operating income           7.2        6.3       13.0       14.4

Interest expense               ( 2.3)     ( 2.3)     ( 4.5)     ( 4.5)
Other income, net                0.2        0.2        0.3        0.5
                           ---------- ---------- ---------- ----------

      Income before income
       taxes                     5.1        4.2        8.8       10.4
Income tax expense               2.1        1.6        3.6        4.0
                           ---------- ---------- ---------- ----------

      Net income                $3.0       $2.6       $5.2       $6.4
                           ========== ========== ========== ==========

Earnings per share:
  Basic                        $0.22      $0.17      $0.37      $0.42
                           ========== ========== ========== ==========
  Diluted                      $0.21      $0.17      $0.35      $0.41
                           ========== ========== ========== ==========


Average number of shares:
  Common shares outstanding     14.1       15.2       14.2       15.2
  Common stock warrants          0.1        0.1        0.1        0.1
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               14.2       15.3       14.3       15.3
  Equivalent shares on
   outstanding stock awards      0.6        0.4        0.5        0.4
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             14.8       15.7       14.8       15.7
                           ========== ========== ========== ==========


Capital expenditures            $1.2       $0.8       $1.6       $1.5
                           ========== ========== ========== ==========


                             MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                            (In millions)

                                                  Fiscal      Fiscal
                                                   June      December
                                                   2007        2006
                                                ----------- ----------
                                                (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                          $1.9       $2.4
   Receivables, net                                   30.0       28.7
   Inventories                                         2.4        3.1
   Deferred income taxes                               6.7        7.6
   Prepaid assets                                      4.3        3.3
   Other current assets                                3.1        4.3
                                                ----------- ----------
      Total current assets                            48.4       49.4
Property and equipment, net                           95.7       99.4
Goodwill and other intangibles, net                    9.8        1.5
Deferred income taxes                                 53.9       57.2
Other assets                                           8.7        8.9
                                                ----------- ----------
      Total assets                                  $216.5     $216.4
                                                =========== ==========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations           $1.9       $2.0
   Accounts payable                                   14.7       15.9
   Current portion of accrued warranty                 4.6        4.6
   Accrued expenses                                   18.7       21.5
                                                ----------- ----------
      Total current liabilities                       39.9       44.0
Long-term debt                                        72.5       61.1
Obligations under capital leases                       2.5        3.0
Finance lease obligation                              33.4       33.9
Accrued warranty                                      29.0       28.8
Other liabilities                                      5.0        8.3
                                                ----------- ----------
      Total liabilities                              182.3      179.1
                                                ----------- ----------

Temporary equity:
Non-vested restricted stock subject to
 redemption                                            3.4        2.3
Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million
shares issued) and paid-in capital                     8.2       10.3
   Treasury stock, at cost (3.1 million shares
    and 2.7 million shares)                          (66.5)     (57.8)
   Retained income                                    94.3       89.1
   Accumulated other comprehensive loss               (5.2)      (6.6)
                                                ----------- ----------
      Total shareholders' equity                      30.8       35.0
                                                ----------- ----------
      Total liabilities and shareholders'
       equity                                       $216.5     $216.4
                                                =========== ==========

    CONTACT: Midas, Inc.
             Bob Troyer (630) 438-3016